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                                                                     EXHIBIT 4.3


                              THE BISYS GROUP, INC.

                      Non-Qualified Stock Option Agreement

Employee/Optionee:

Number of Option Shares:

Pursuant to a Merger Agreement dated May 28, 1999, by and among HML, Inc. ("HML") and The BISYS Group, Inc. (the "Company"), among others, the Company has agreed to assume your existing options previously granted for a total of shares of HML common stock (the "Assumed Options") and to convert same into and issue this option (the "Option") to purchase the number of shares of the Company's Common Stock, $.02 par value ("Common Stock"), set forth above. You accept this Option in conversion and exchange for your prior HML options. Such number of shares (as such may be adjusted as described in Section 10 below) is herein referred to as the "Option Shares". This Option shall constitute and be treated as a "non-qualified stock option" as described in Treasury Regulation
Section 1.83-7 for federal income tax purposes. The terms and conditions of this Option are set out below. You further agree that this Option will be deemed subject to the terms and conditions of the Company's 1996 Stock Option Plan (the "Plan").

1. Date of Grant. This Option is granted to you as of the "Grant Date" set forth on the Grant Detail Report (which is the initial date of grant of the Assumed Options).

2. Termination of Option. Your right to exercise this Option (and to purchase the Option Shares) shall expire and terminate in all events on the earliest to occur of:

                  (i) the "Expiration Date" set forth on the Grant Detail Report; or

                  (ii) the date provided in Sections 8(a), 8(b) or 8(c) below in the event you cease to be employed on a full-time basis by the Company or any Subsidiary of the Company (as defined in the Plan).

3. Option Price. The purchase price to be paid upon the exercise of this Option shall be the "Option Price" set forth on the Grant Detail Report, which represents the exercise price per share of the Assumed Options as converted pursuant to the terms of the Merger Agreement.

4. Vesting Provisions. This option shall vest and thereupon become exercisable in accordance with the schedule set forth


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         under the captions "Options Vested" and "Options Becoming Exercisable"
         on the Grant Detail Report, which is the same vesting schedule as the Assumed Options.

5.       Additional Provisions Relating to Exercise.

         (a) Once you become entitled to exercise this Option (and purchase Option Shares) as provided in Section 4 hereof, such right will continue until the date on which this Option expires and terminates pursuant to Section 2 hereof.

         (b) The Committee, in its sole discretion, may at any time accelerate the time at which this Option may be exercised by you with respect to any Option Shares. In furtherance of the foregoing, in the event of:

                  (i) a sale or other disposition of more than 50% of the outstanding Common Stock of the Company to an unrelated and unaffiliated third party purchaser, other than in connection with an underwritten public offering registered under the Securities Act of 1933, as amended ( a "Stock Sale") or,

                  (ii) a sale of substantially all of the assets of the Company (as determined by the Board of Directors of the Company) to an unrelated and unaffiliated third party purchase (an "Asset Sale"), in which the purchaser, in the case of either a Stock Sale or an Asset Sale, does not offer to substitute new or substantially equivalent stock options with respect to all Option Shares which you had theretofore not otherwise become entitled to purchase hereunder ("Unvested Option Shares"), then if the Board of Directors of the Company determines that the Company had achieved not less than 90% of its business plan immediately preceding the completion of such Stock Sale or Asset Sale, as the case may be, the Committee may (but shall in no event be required to), in its sole discretion, thereupon permit you to exercise this Option with respect to 50% of such Unvested Option Shares. In connection with the foregoing, you hereby understand and acknowledge that the terms of the preceding sentence shall not be binding on the Board of Directors of the Company of the Committee.

6.       Exercise of Option.

         (a) To exercise the Option, you must deliver a completed copy of the attached Option Exercise Form to the address indicated on the Form, specifying the number of Option Shares being purchased as a result of such


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                  exercise, together with payment of the full option price for the Option Shares being purchased. Payment of the option price must be made in cash or by check or by use of any cashless stock option exercise program offered by the Company through a brokerage firm.

         (b) At the time of the exercise, you will recognize as taxable ordinary income (compensation income), an amount equal to the excess of the fair market value of the exercised option shares on the date of exercise over the exercise price.

7. Transferability of Option. This Option may not be transferred by you (other than by will or the laws of descent and distribution) and may be exercised during your lifetime only by you.

8.       Termination of Employment.

         (a) In the event that you cease to be employed by the Company or any Subsidiary on a full-time basis for any reason other than because of your death or "disability" (within the meaning of Section 22(e)(3) of the Code), this Option may only be exercised within one month after you cease to be so employed, and only to the same extent that you were entitled to exercise this Option on the date you ceased to be so employed and had not previously done so.

         (b) In the event that you cease to be employed by the Company or any Subsidiary on a full-time basis by reason of "disability" (as defined in paragraph (a) above, this Option may only be exercised within one year after the date you cease to be so employed, and only to the same extent that you were entitled to exercise this Option on the date you ceased to be so employed by reason of such disability and had not previously done so.

         (c) In the event that you die while employed on a full-time basis by the Company or any Subsidiary (or within a period of one month after ceasing to be employed by the Company or any Subsidiary on a full-time basis for any reason other than "disability" (as defined in paragraph (a) above) or within a period of one year after ceasing to be employed by the Company on a full-time basis by reason of such "disability"), this Option may only be exercised within one year after your death. In such event, this Option may be exercised during such one year period by the executor or administrator of your estate or by any person who shall have acquired the Option through bequest or inheritance, but only to the same extent that you were entitled to exercise this


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                  Option immediately prior to the time of your death and you had not previously done so.

         (d) Notwithstanding any provisions contained in this Section 8 to the contrary, in no event may this Option be exercised to any extent by anyone after the Expiration Date.

9. Representations. You further represent and warrant that you understand the Federal, state and local income tax consequences of the granting of this Option to you, the exercise of this Option and purchase of Option Shares, and the subsequent sale or other disposition of any Option Shares. In addition, you understand that the Company may be required to withhold Federal, state or local taxes in respect of any compensation income realized by you as result of any of any Option Shares acquired upon exercise of the option granted hereunder. In the event that the Company is required to withhold any such taxes, you hereby agree to provide the Company with cash funds equal to the total Federal, state and local taxes required to be so withheld, or make other arrangements satisfactory to the Company regarding such payment. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

10.      Adjustments.

         (a) Subject to paragraph (b) below, if the total outstanding shares of Common Stock of the Company shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, combination or exchange of shares or declaration of any dividends payable in stock, then the Board of Directors shall appropriately adjust the number of Option Shares (and price per share) subject to the unexercised portion of this Option (to the nearest possible full share) subject in all cases to the limitations of Section 425 of the Code.

         (b)      Notwithstanding the foregoing, in the event of:

                  (i) any offer to holders of Common Stock generally relating to the acquisition of their shares including, without limitation, through purchase, merger, consolidation or otherwise or

                  (ii) any transaction generally relating to the acquisition of substantially all of the assets or business of the Company,


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                  then the Board of Directors may make such adjustment as it deems equitable in respect of this Option including, without limitation, the revision or cancellation of this Option. Any such determination by the Board of Directors shall be effective and binding for all purposes of this Agreement.

11. Continuation of Employment. Neither the Plan nor this Option shall confer upon you any right to continue in the employ of the Company or any Subsidiary or limit in any respect the right of the Company or any Subsidiary to terminate your employment at any time.

12. Plan Documents. This Option Agreement is qualified in its entirety by reference to the provisions of the Plan applicable to "non-qualified stock options" which are hereby incorporated herein by reference.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

Please acknowledge receipt of this Option Agreement by signing the enclosed copy of this Non-Qualified Option Agreement in the space provided below and returning it promptly to the Chairman of the Company.


                                            THE BISYS GROUP, INC.


                                            By:________________________________
                                               Lynn J. Mangum


ACCEPTED AND AGREED TO
as of the Grant Date:

_____________________________________
Employee/Optionee


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